PRECIOUS METALS AND EQUITY TRUST

                       STATEMENT OF ASSETS AND LIABILITIES

                          ___________________, 1996


                                                                        Precious
                                                            Metals and
                                                           Equity Trust
ASSETS:
Cash                                                      $_____________
Deferred Organization
      Expenses (Note 1)                                   $_____________


LIABILITIES:
Organization costs
      payable (Note 1)                                    $_____________

NET ASSETS:  (applicable to _______
      shares of common stock issued
      and outstanding, no par value,
      unlimited shares authorized)                        $_____________

Net Asset Value and Redemption Price
      per share                                           $_____________


Note 1 - Organization

Precious Metals and Equity Trust (the "Trust") was organized as a Massachusetts business trust on has had no operations other than those relating to organizational matters and the sale to Societe D'Etude et de Gestion Financieres, Meeschaert, S.A. of ____________ shares of its common stock for $_____________ on _______, 1996. Costs incurred and to be incurred in connection with its organization and registration will be deferred and amortized by the Trust over the period of benefit not to exceed 60 months from the date the Trust commences operations. The Adviser has agreed that if any of the initial shares are redeemed by any holder thereof prior to amortization of the organization costs, the proceeds of such redemption will be reduced by any unamortized organizational costs in the same proportion as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of redemption.